Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CDI Corp.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-123888 and 333-186763) and on Form S-3 (No. 333-112752) of CDI Corp. of our reports dated March 3, 2016, with respect to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of CDI Corp.
CDI Corp. acquired EdgeRock on October 6, 2015 and management excluded EdgeRock from its assessment of the effectiveness of its internal control over financial reporting. EdgeRock represented approximately 1% and 11% of the Company's total revenue and total assets as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of CDI Corp. also excluded an evaluation of the internal control over financial reporting of EdgeRock.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 3, 2016